Exhibit 99.1

NATIONAL BEVERAGE CORP.

ANNOUNCES

PREFERRED STOCK REDEMPTION

FORT LAUDERDALE, FL, May 1, 2014. . . National Beverage Corp. (NASDAQ:FIZZ) announced today that the Special Committee of its Board of Directors approved a partial redemption of the Special Series D Preferred Stock that was privately placed in January 2013.

The redemption payment of $8 million plus accrued dividends will be made on May 2, 2014 and represents 40% of the amount outstanding. In conjunction with the partial redemption, the Company negotiated a dividend rate of 2.5% for the next twelve months, a reduction of approximately 1.4% from the rate that would have become effective on May 1, 2014.

“The stronger demand for our Power+ brands has heightened our spirits previously dampened by the hostile winter,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“Our Board pledged to optimize the Company’s financial structure subsequent to the payment of the $2.55 cash dividend in December 2012; this partial redemption is the “next step’ in this process . . . made possible through solid cash flow generation. We remain diligent in our efforts to maximize shareholder value while, at the same time, stay committed to our traditionally strong balance sheet,” Caporella concluded.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments. The Series D securities referenced in this release have not been registered under the Securities Act of 1933.